EXHIBIT 4.1

                             BKF CAPITAL GROUP, INC.

                Restated Certificate of Incorporation, as amended



         FIRST. The name of the corporation is BKF Capital Group, Inc.

         SECOND. The address of its registered office in the state of Delaware is 100 West 10th Street in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of share of all stock, which the corporation shall have authority to issue, is 15,000,000 shares of common stock, $1 par value.

         FIFTH. The board of directors is authorized to make, alter or repeal the by-laws of the corporation.

         SIXTH. The total number of directors constituting the board of directors of the corporation shall be such number as may be fixed from time to time in accordance with the by-laws. That number may be increased or decreased only by the affirmative vote of (i) the holders of at least 80% of the shares of the corporation then entitled to be voted on such change or (ii) two thirds of the directors then in office. No decrease in the number of directors shall have the effect of shortening the term of any director then in office.

         The board of directors shall be divided into three classes: class I, class II and class III. The terms of office of the initial classes of directors elected at the annual meeting of stockholders in 1984 shall expire at the times of the annual meetings of the stockholders as follows - class I in 1985, class II in 1986, and class III in 1987 - or thereafter in each case when their respective successors are elected and qualified. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.

         Any vacancy occurring in the board of directors may be filled by a majority of the directors then in office. A new directorship resulting from an increase in the number of directors shall be construed not be to a vacancy. Any director elected to fill a vacancy shall be in the same class and have the same remaining term as that of the predecessor.

         A director may be removed with or without cause, but only by action of stockholders taken by the holders of at least 80% of the shares then entitled to vote in an election of directors.

         A majority of the total number of directors fixed in the by-laws shall be required to constitute a quorum at meetings of the board of directors.

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         SEVENTH. Each person who is or was a director or officer of the corporation, and each person who serves of served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time; provided, however, that this article shall not protect any director or officer of the corporation against any liability to the corporation or to its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; and provide further that this article shall not apply as to any action, suit or proceeding brought by or on behalf of a director or officer without prior approval of the board of directors.

         EIGHTH. A favorable vote of the holders of at least 80% of the shares of the corporation then entitled to be voted on the matter shall be required to approve, adopt or authorize (i) an amendment to the certificate of incorporation of the corporation that makes the common stock a redeemable security (as that term is defined in the Investment Company Act of 1940), (ii) a merger or consolidation of the corporation with any other corporation, (iii) a sale of all or substantially all of the assets of the corporation (other than in the regular course of its investment activities), or (iv) a liquidation or dissolution of the corporation, unless such action has previously been approved, adopted or authorized by the affirmative vote of two thirds of the total number of directors fixed in accordance with the by-laws.

         NINTH. No action that requires the vote or consent of stockholders of the corporation may be taken without a meeting held upon prior notice and a vote of stockholders.

         TENTH. Notwithstanding any other provisions of this certificate of incorporation or the by-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the by-laws of the corporation), the amendment or repeal of article sixth, seventh, eighth or ninth, or of this article tenth, of the certificate of incorporation shall require the affirmative vote of the holder of at lease 80% of the shares then entitled to be voted on the matter.

         ELEVENTH. No director shall be personally liable to the corporation or its stockholders for monetary damages arising out of or resulting from any breach of fiduciary duty as a director, except for liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of his office, or intentional misconduct or a knowing violation of law, (iii) violation of Section 174 of the General Corporation Law of Delaware, or (iv) transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this article eleventh nor the adoption of any provision of the certificate of incorporation inconsistent with this article eleventh shall eliminate or reduce the effect of this article on the liability of any director of the corporation for or with respect to any acts of omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.





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